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                        ATRIUM COMPANIES, INC.
                      1341 WEST MOCKINGBIRD LANE
                             SUITE 1200 W
                           DALLAS, TX 75247
                            (214) 630-5757



                                                        October 19, 1998


To:  Holders of Atrium Companies, Inc.'s
     10 1/2% Senior Subordinated Notes
     due November 15, 2006, Series B

     Brokers, Dealers, Commercial Banks,
     Trust Companies, Other Nominees and
     their Clients


        On October 9, 1998 (the "Commencement Date"), Atrium Companies, Inc. (the "Issuer") commenced an offer (the "Change of Control Offer"), pursuant to
Section 4.8 of the Indenture (as amended and supplemented through the date hereof, the "Indenture"), dated as of November 27, 1996, between the Issuer, the Subsidiary Guarantors (as defined in the Indenture) and United States Trust Company of New York, as trustee (the "Trustee"), to purchase any and all of its outstanding 10 1/2% Senior Subordinated Notes due November 15, 2006, Series B (the "Notes") at a purchase price in cash equal to 101% of the principal amount thereof ($1,010 per $1,000 principal amount of Notes) (the "Change of Control Price"), plus accrued and unpaid interest, if any, to the date of payment for, or deposit with the United States Trust Company of New York, as depositary (the "Depositary"), of an amount sufficient to pay for, Notes accepted for purchase in the Change of Control Offer.

        The terms and conditions of the Change of Control Offer are set forth in the Notice of Change of Control and Offer to Purchase (the "Offer to Purchase") and in the Letter of Transmittal (the "Letter of Transmittal") mailed to you on the Commencement Date. The following amendments to the Offer to Purchase are hereby incorporated into the Offer to Purchase (amended terms are set forth below in boldface type):

        1) The title of the security defined as the "Discount Debentures" in the fourth and fifth lines of the third paragraph on the cover page of the Offer to Purchase is amended to read "Senior Discount Debentures due 2010."
                           ----

        2) The Change of Control Expiration Date set forth in "Summary--The Change of Control Offer" on page 7 of the Offer to Purchase is amended to read "November 6, 1998 at 5:00 p.m. New York City time."
                                      --
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To:  Holders of Atrium Companies, Inc.'s
     10 1/2% Senior Subordinated Notes due 2006

     Brokers, Dealers, Commercial Banks,
     Trust Companies, Other Nominees and
     their Clients

Page 2
October 19, 1998



        To the extent any other provision of the Offer to Purchase, the Letter of Transmittal or any other materials distributed to you in connection with the Change of Control Offer conflict with the amendments set forth above, such amendments shall govern and control the terms of the Change of Control Offer.

        If you have questions regarding the terms of the Change of Control Offer or require additional materials, please contact the Depositary at
(800) 548-6565.

                                    Very truly yours,



                                    ATRIUM COMPANIES, INC.